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                                                                   EXHIBIT 99.11

                             FOR IMMEDIATE RELEASE

                 INTEGRATED SECURITY SYSTEMS, INC. APPLIES FOR
                            EXCHANGE WARRANT LISTING


IRVING, Texas -- April 21, 1998 -- Integrated Security Systems, Inc. [Nasdaq SmallCap Market: IZZI (Common Shares)]; announced today that it has submitted an application to list its Exchange Warrants on the Nasdaq SmallCap trading exchange. The Company had previously announced in its February 27th press release an offer to exchange the warrants originally issued in connection with the Company's initial public offering (the "IPO Warrants") for warrants (the "Exchange Warrants"). The Exchange Warrants expire in 1999. The IPO Warrants expired on April 20, 1998 and, subsequently, trading of the IPO Warrants has halted.

If the Exchange Warrant application is approved by Nasdaq, the warrants will be traded under a new symbol. The Company will continue its best efforts to have the Exchange Warrants listed for Nasdaq trading. When the new trading symbol is active, a press release will be issued.

Headquartered in Irving, Texas, ISSI is a developer, manufacturer and national supplier of total security solutions for the industrial and commercial marketplaces. ISSI is also a leading supplier of automatic gates and lane changers to the US road and bridge industry and of specialized products to the financial and healthcare industries. ISSI conducts its manufacturing, distribution and systems integration activities as a holding company through four wholly-owned subsidiaries, B&B Electromatic, Inc., Golston Company, Inc., Innovative Security Technologies, Inc., and Tri-Coastal Systems, Inc.

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CONTACT:                             or      ISSI'S INVESTOR RELATIONS COUNSEL:
Integrated Security Systems, Inc.            The Equity Group, Inc.
Gerald K. Beckmann, President & CEO          Loren Goldstein
Holly J. Burlage, Vice President, Finance    (212) 836-9604
(972) 444-8280                               lgoldstein@equityny.com
http://www.integratedsecurity.com